Exhibit 99.1

900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000

Contact:

G. MARC BAUMANN

Executive Vice President and

Chief Financial Officer

Standard Parking Corporation

(312) 274-2199

mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

STANDARD PARKING ANNOUNCES $60 MILLION

INCREASE IN STOCK REPURCHASE PROGRAM,

INCREASED $210 MILLION SENIOR CREDIT FACILITY

CHICAGO, July 17, 2008 - Standard Parking Corporation (NASDAQ:  STAN), one of the nation’s leading providers of parking management, ground transportation and other ancillary services, announced today that it has entered into an amended and restated senior credit agreement.  The $210 million revolving facility, which has been provided by a group of six banks, represents a commitment increase of $75 million.  The amended facility will mature five years from now, in July 2013.

The Company also announced that its Board of Directors has approved a $60 million increase in its stock repurchase authorization.  As of June 30, 2008, the Company had $10 million remaining under its authorization prior to the increase.

G. Marc Baumann, the Company’s Executive Vice President and Chief Financial Officer, said, “We are extremely pleased to have increased our borrowing capacity and extended our facility’s maturity despite the challenging banking environment that currently exists.  Our lenders’ increased commitments reflect their confidence in our business model and the Company’s continuing strong performance.”

James A. Wilhelm, the Company’s President and Chief Executive Officer, said, “Our Board of Directors is continuously looking to minimize the Company’s average cost of capital, and has believed for some time that our stock has represented, and continues to represent, an attractive value.  Therefore, the Company has repurchased shares on a regular basis since 2005.  In view of the current share price and overall market conditions, the Board has decided that it is prudent to substantially increase the Company’s repurchase authorization.  We remain committed to strong organic growth, opportunistic acquisitions and returning value to our shareholders, and our amended credit facility and increased repurchase authorization will support these objectives.  Although increased borrowings will lead to a near-term increase in the Company’s leverage, coupled with a reduced cost of capital, we expect our leverage nevertheless will remain within prudent limits.”

In commenting on the amended credit facility agreement and increased stock repurchase program, the Company’s Chairman, John V. Holten, said, “Since the Company went public in 2004, its operating profit has grown at an annual compounded rate in excess of 15%.  In addition, the Company’s substantial free cash flow generating capability produced an effective free cash flow yield of approximately 8% based on the Company’s $29.8 million of free cash flow for the twelve months ending March 31, 2008.  Looking forward, I am optimistic about the Company’s ability to maintain its solid operating performance based on our lower risk, management contract based business model, a continuation of value-driven acquisitions of reasonably sized parking companies and the exciting productivity enhancing technology initiatives being rolled out over the next 18 months.  The Board of Directors believes that the increased buyback program should substantially increase free cash flow per share and shareholder value over time, and simultaneously allow the Company to pursue its growth plans.”

For a complete list of the changes to the senior credit facility, please refer to the full agreement, which will be filed by the Company with a Form 8-K.

Standard Parking, with more than 13,000 employees, manages approximately 2,200 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

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More information about Standard Parking is available at www.standardparking.com.  You should not construe the information on this website to be a part of this report.  Standard Parking’s annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company’s website.

DISCLOSURE NOTICE: The information contained in this document is as of July 17, 2008. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company’s financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as  “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management’s expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management’s control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the loss, or renewal on less favorable terms, of management contracts and leases; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of  future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; availability, terms and deployment of capital; the ability of our majority shareholder to control our major corporate decisions; the impact of public and private regulations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; changes in general economic and business conditions or demographic trends; and development of new, competitive parking-related services.  A further list and description of these risks, uncertainties, and other matters can be found in the Company’s Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

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Calculation of Free Cash Flow Yield

Thousands, except for stock price

Free cash flow twelve months ended 3/31/08 (1)	(A)	$29,829

Common shares issued and outstanding at 3/31/08		18,165
Closing stock price at 3/31/08		$20.96
Market capitalization at 3/31/08	(B)	$380,744

Free cash flow yield at 3/31/08	(A) / (B)	8%

(1)  Please refer to the first quarter 2008 earnings release issued on May 6, 2008 for a detailed calculation of free cash flow.